UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                         VIRUS RESEARCH INSTITUTE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   927920108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                 GEORGE H. HOWARD, III, DILLON, READ & CO. INC.,
              535 MADISON AVENUE, NEW YORK, NY 10022 (212) 906-7324
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                July 31, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box | |.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 44 Pages

                                  SCHEDULE 13D

---------------------------------   ----------------------------------------
CUSIP No. 927920108                     Page     2      of    44   Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
----------------------------------------------------------------- --------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Holding Inc.
          I.R.S. No. 13-3634771
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        553,363
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       553,363
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Holding Inc. disclaims beneficial ownership of 553,363 shares attributed to it through its ownership of Dillon, Read Inc.
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.2%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 2 of 44 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 927920108                     Page     3      of     44   Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Inc.
          I.R.S. No. 13-3404336
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        553,363
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       553,363
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Inc. disclaims beneficial ownership of 553,363 shares attributed to it through its ownership of Dillon, Read and Co. Inc..
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.2%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 3 of 44 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 927920108                     Page     4      of   44      Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read & Co. Inc.
          I.R.S. No. 13-1939216
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        553,363
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       553,363
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          The reporting person reports 553,363 shares held for managed accounts and the reporting person disclaims beneficial ownership of such shares.
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.2%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          BD
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 4 of 44 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 927920108                     Page     5      of    44    Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners II, L.P.
          I.R.S. No. 13-3421365
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                             |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        333,321
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       333,321
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          333,321
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.7%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 5 of 44 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 927920108                     Page     6      of    44     Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners IV, L.P.
          I.R.S. No. 13-3665818
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        9,182
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       9,182
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,182
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .1%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 6 of 44 Pages

          This Amendment No. 2 amends the Statement on Schedule 13D with respect to the common stock (the "Common Stock") of Virus Research Institute, Inc., previously filed on April 4, 1997, by the Reporting Persons named therein (the "Schedule 13D"). Capitalized terms used herein without definition shall have the meanings given to such terms in the
Schedule 13D.

Item 5.  Interests in Securities of the Issuer

Item 5 is amended by adding the following:

          (a) By reason of their relationship with Dillon Read (see Item 2 of
Schedule 13D), as of July 31, 1997, DR Holding and DRI may be deemed pursuant to Rule 13d-3 under the Act ("Rule 13d-3") to beneficially own 553,363 shares of Common Stock (including 20,449 warrants), representing 6.2% of the out-standing shares of Common Stock reported by the Company to be outstanding at July 22, 1997 (the "Outstanding Shares"). DR Holding and DRI disclaim beneficial ownership of all shares of Common Stock held by Dillon Read and the Funds.

          By reason of Dillon Read's relationship with the Funds (see Item 2 of Schedule 13D), as of July 31, 1997, Dillon Read may be deemed pursuant to Rule 13d-3 to beneficially own 553,363 shares of Common Stock (including 20,449 warrants) (and including the 210,860 Agency Shares held by Dillon Read as agent for the persons listed on Exhibit D to Schedule 13D), representing 6.2% of the Outstanding Shares.

          As of July 31, 1997, Concord II beneficially owns 333,321 shares of Common Stock (including 17,685 warrants), representing 3.7% of the Outstanding Shares. Lexington IV beneficially owns 9,182 shares of Common Stock, representing .1% of the Outstanding Shares.

          In addition, as of July 31, 1997, DRI and the individuals named in Exhibit D to Schedule 13D may be deemed to beneficially own the 210,860 Agency Shares (including 2,764 warrants), representing 2.4% of the Outstanding Shares; however, pursuant to powers of attorney executed by each such individual in favor of Dillon Read, Dillon Read has been granted sole voting power and sole investment power with respect to the Agency Shares. Accordingly, each such person disclaims beneficial ownership of the Agency Shares held by Dillon Read for his economic benefit. The name of each such person and the number of Agency Shares and other shares of Common Stock and the percentage of the Outstanding Shares as to which each such person disclaims or affirms beneficial ownership are set forth in Exhibit D to Schedule 13D, which is incorporated herein by reference.

            Except as set forth herein, to the best knowledge of the Reporting Persons, none of the other persons identified in this filing currently owns, or has any right to acquire, any shares of the Common Stock.

          (b) As noted in Items 2 of Schedule 13D and 5(a) herein, Dillon Read has the voting power and investment power with respect to the shares of Common Stock reported in this Statement as being beneficially owned by the Funds, and with respect to the Agency Shares. By reason of their relationship with one another, Dillon Read, DRI and DR Holding may be deemed to share voting and dispositive powers as to all of the shares of Common Stock reported in Item 5(a) that Dillon Read may be deemed to beneficially own; however, as noted above, DR Holding and DRI disclaim beneficial ownership of such shares.

          (c) From June 25, 1997, through July 31, 1997, the Fund sold the following shares:


                             Trade                               Price
                             Date             Quantity         Per Share

Concord Partners II, L.P.   06/25/97           50,000             6.50
                            07/01/97            2,000             6.50
                            07/02/97           10,500             6.50
                            07/08/97           25,000             6.50
                            07/11/97              200             6.75
                            07/17/97            2,000             6.75
                            07/31/97            5,000             6.25


            (d) To the best knowledge of the Reporting Persons, no person other than those identified in this Schedule has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported on this Schedule.

            (e)   Not applicable.

Item 7.  Material to be Filed as Exhibits

      Exhibit K     -  Executive Officers and Directors of Dillon,
                        Read Holding Inc.(1)

      Exhibit L     -  Executive Officers and Directors of Dillon,
                        Read & Co. Inc.(2)

      Exhibit M     -  Joint Filing Agreement Pursuant to Rule
                        13d-1(f).(3)

--------------

(1)     Replaces Exhibit A filed with Schedule 13D.

(2)     Replaces Exhibit I filed with Amendment No. 1 to Schedule 13D.

(3)     Replaces Exhibit J filed with Amendment No. 1 to Schedule 13D.

                                  SIGNATURES



      The undersigned certify that, after reasonable inquiry and to the best of their respective knowledge and belief, the information set forth in the Schedule 13D is true, complete and correct.


                                    DILLON, READ HOLDING INC.



                                    By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman


                                    DILLON, READ INC.



                                    By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Secretary


                                    DILLON, READ & CO. INC.



                                    By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman


                                    LEXINGTON PARTNERS IV, L.P.

                                    By:  DRMC Inc.,
                                          its General Partner



                                    By: /s/ David W. Niemiec
                                        -------------------------
                                        Chairman

                                    CONCORD PARTNERS II, L.P.

                        By: Venture Associates II, L.P.,
                                          its General Partner

                                    By:  Dillon, Read Inc.,
                                          its General Partner



                                    By: /s/ Peter A. Leidel
                                        --------------------------
                                        Attorney-in-Fact





Dated:  August 13, 1997

                          SCHEDULE 13D

                            EXHIBIT K

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                               New York, NY 10022
          (c)  Title:         Chairman, Director and Managing
                              Director of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                               New York, NY 10022
          (c)  Title:         Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary
                              of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT K

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                               New York, NY 10022
                   (c) Title: Vice Chairman, Director and Man-
                              aging Director of Dillon, Read &
                              Co. Inc.

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                               New York, NY 10022
                 (c) Title: President, Chief Executive Officer,
                              Director and Managing Director of
                              Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Chairman, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Vice Chairman, Director, Manaing
                              Director, Treasurer and Secretary

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
                   (c) Title: Vice Chairman, Director and Man-
                              aging Director

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
                 (c) Title: President, Chief Executive Officer,
                              Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Barbara T. Alexander

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Sharyar Aziz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Tamara A. Baum

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James H. Brandi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William S. Brenizer

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James C. Brennan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John G. Brim

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Michael A. Cilia

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Frank V. Colombo

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Kenneth S. Crews

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         David M. Dickson, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Charles P. Durkin, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Blair W. Effron

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Raul P. Esquivel

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Peter M. Flanigan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Thomas J. Hartfield

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H.F. Haskell, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Anthony B. Helfet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             555 California Street, Suite 4950
                             San Francisco, CA 94104

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        555 California Street, Suite 4950
                             San Francisco, CA 94104
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William O. Hiltz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert H. Hotz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         James W. Hunt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Peter H. Imhoff

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Yerger Johnstone

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             35 Wilson Street
                                 London EC2
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        35 Wilson Street
                               London EC2
                              United Kingdom
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Craig A.T. Jones

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             260 Franklin Street - 15th Floor
                                Boston, MA 02110

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        260 Franklin Street - 15th Floor
                                Boston, MA 02110
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Kenjiro Kawaguchi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  Japan


NAME:                         Patrick J. Landers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Bryan H. Lawrence

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         J. Richard Leaman, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard R. Macek

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             120 Wall Street
                               New York, NY 10005

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        120 Wall Street
                               New York, NY 10005
          (c) Title:          Controller, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         Daniel F. Marciano

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Russell K. Mayerfeld

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             6000 Sears Tower
                               Chicago, IL 60606

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        6000 Sears Tower
                               Chicago, IL 60606
          (c) Title:          Managing Director

CITIZENSHIP:                  USA


NAME:                         Cynthia R. Melcher

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard J. Milligan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Richard H. Montague

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Robert Moulton-Ely

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         John H. Mullin, III

RESIDENCE OR                  Ridgeway Farm Inc.
BUSINESS ADDRESS:             Route 2
                              Box 380
                               Brookneal, VA 24528

PRINCIPAL OCCUPATION:

          (a) Name:           Ridgeway Farm Inc.
          (b) Address:        Route 2
                              Box 380
                               Brookneal, VA 24528
          (c) Title:          Shade Tree Farmer

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Christian L. Oberbeck

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Victor A. Pelson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Robert A. Pilkington

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK


NAME:                         Thomas L. Piper, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Jerome H. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         William P. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Eric W. Roberts

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Kenneth M. Schmidt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         H.C. Bowen Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Richard R.S. Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Danforth H. Starr

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Jason D. Sweet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         F. Davis Terry, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Lorenzo D. Weisman

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  France

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Edward B. Whitney

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         George A. Wiegers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT L

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John E. Wilson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert A. Young

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT M


                     Joint Filing Agreement
                    Pursuant to Rule 13d-1(f)


          The undersigned hereby agree, pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, that the annexed Statement on
Schedule 13D and all amendments thereto shall be filed on behalf of each of them.

                             DILLON, READ HOLDING INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman



                             DILLON, READ INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Secretary



                             DILLON, READ & CO. INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman



                             LEXINGTON PARTNERS IV, L.P.

                             By:  DRMC Inc.,
                                  its General Partner



                             By:  /s/ David W. Niemiec
                                  ------------------------------
                                  Chairman

                             CONCORD PARTNERS II, L.P.


                             By:  Venture Associates II, L.P.,
                                  its General Partner

                             By:  Dillon, Read Inc.,
                                  its General Partner



                             By:  /s/ Peter A. Leidel
                                  ------------------------------
                                  Attorney-in-Fact





Dated:  August 13, 1997